Exhibit 99.1

RF Monolithics Reports Fourth Quarter Results

15% Increase in Sales, Return to Profitability, Significant Increase in EBITDA and Continued Positive Operating Cash Flow

DALLAS--(BUSINESS WIRE)--October 27, 2009--RF Monolithics, Inc. (NASDAQ: RFMI) today reported sales for the fourth quarter ended August 31, 2009 of $7.5 million, representing a 15% increase from $6.5 million in sales for the third quarter and a 40% decrease from $12.4 million in sales for the fourth quarter of the prior year. The Company reported net income of $62,000 or $0.01 per share, compared to a net loss for the fourth quarter ended August 31, 2008 of $19.5 million or $1.99 per share.

Sales for the fiscal year ended August 31, 2009 were $32.0 million, compared to sales for the year ended August 31, 2008 of $54.7 million. Net loss for fiscal 2009 was $3.5 million or $0.35 per share, compared to a net loss of $20.9 million or $2.17 per share for fiscal 2008. The fiscal 2009 net loss was primarily due to $2.0 million in net restructuring and impairments expenses and $0.2 million in loss from discontinued operations, as well as the effects of the economic downturn.

The prior year’s fourth quarter net loss was primarily due to unusual expenses, including $16.2 million in net restructuring and impairment expenses and $3.2 million in loss from discontinued operations. The prior year’s net loss was primarily due to $16.5 million in net restructuring and impairment expenses and $4.7 million in loss from discontinued operations.

“Last December, we announced a series of cost reduction and cash preservation measures in response to economic conditions that had caused a sudden drop in sales to customers in many of our markets. Since then, we have implemented these actions and taken others to improve profitability and cash flow. This quarter, we see the clear results of those measures, along with some economic recovery in our markets. The economy is still affecting us, as sales are down substantially from last year. However, we think returning to profitability, achieving EBITDA of $637,000 and positive operating cash flow of $1.3 million are important milestones in “right sizing” our company at our current level of sales. In the current quarter, we improved our gross margins 320 basis points from our second quarter ended in February and reduced quarterly operating expenses (disregarding restructuring and impairment expenses) by $1.5 million from our first quarter. The aggressive implementation of our cost reduction measures and our relentless focus on cost control by our management team and employees have positioned the Company well for the future,” RFM’s President and CEO David M. Kirk said.

“Our focus on Wireless Solutions products for the medical and industrial markets resulted in an overall 15% increase in sales from our previous quarter, despite further weakness in automotive and telecommunications markets. We saw improved order activity and a positive book-to-bill ratio with greater visibility due to lead times. We saw strength in our point of sales reports from our distribution network. We have launched three new products in recent months. As a result, while our markets are still facing significant challenges and there is uncertainty about the timing and strength of a recovery; we are encouraged by the trends that we are seeing and the results of our efforts, which we believe validate our business model,” Kirk said.

“We have also made substantial progress in improving our liquidity and debt reduction. We generated $1.3 million in operating cash flow in the fourth quarter and reduced our debt, to our senior lender, by over $1.0 million. Total operating cash flow for fiscal 2009 was $4.2 million. Our improved operating performance and determined effort to reduce inventory has allowed us to cut our total bank debt by $4.9 million (52%) and other current liabilities by $3.9 million this year. The outstanding balance of our debt to our senior lender was reduced from $9.4 million at the end of last year to $3.6 million this year-end, and we continued to meet all of our current financial covenants. As a result, we extended our Forbearance Agreement for another six months, and at the expiration of the agreement, we expect to enter into an agreement with new financial covenants,” Kirk said.

Highlights and Additional Details:

  Sales were up 15% from last quarter and down 40% from our fourth quarter of last year.
    The majority of the sales increase came from the medical and industrial markets.
    Our Wireless Solutions business remains at 56% of total sales due to Virtual Wire® sales and the strong medical market. We continue to benefit from our strategic focus on the Wireless Solutions business.
    Medical market sales, mainly of our Wireless Solutions products, were up 35% sequentially and 31% comparatively, and represented 25% of total sales.
    Industrial market sales increased 11% sequentially but remained down comparatively due to the slow demand for wireless modules for industrial surveying and telemetry which remain adversely affected by the decline in construction.
    Automotive market sales decreased 7% sequentially and 56% comparatively. In general, automotive production remains depressed but we do anticipate some improvement in the next quarter based on production increases from the “cash for clunkers” program and other factors. However, increased sales to automotive markets would likely lower our overall gross margin percentage.
    Our top five customers included one from each of the automotive, distribution, industrial, medical, and other markets. Sales to two customers exceeded 10% of sales for the quarter.
  Gross Profit at 37.4% was up 150 basis points from the third quarter and 320 basis points from our second quarter as a result of higher sales volume and improved Wireless Component margins. This was the highest gross margin quarter of the fiscal year, despite the fact that it was only the second highest sales volume quarter.
  The gross profit margins of our Wireless Components products improved some due to reduced costs and stronger frequency control module sales, including a large high-margin aircraft order.
  The gross profit margins of our Wireless Solutions products decreased some due to increased costs resulting from the introduction of new products into volume manufacturing and an increase in inventory reserves for older products.
  Operating expenses of $2.6 million were comparable to our third quarter (without restructuring and impairment expenses). As a result of our cost reduction efforts, operating expenses in the fourth quarter were $1.5 million lower than the $4.1 million our first quarter.
  Operating cash flow for our fourth quarter was $1.3 million and total operating cash flow for fiscal 2009 was $4.2 million.
  We generated positive EBITDA of $637,000 for the quarter and positive EBITDA for the full year of $489,000.
  Our balance sheet continues to improve with ending cash of $0.6 million at August 31, 2009 and working capital of nearly $3.0 million, even though our debt to our senior lender of $3.6 million is classified as current.
  We reduced net inventory $700,000 in the fourth quarter and $4.5 million (47%) for the year. We continue to manage inventories aggressively, but do not anticipate dramatic reductions going forward. Inventory management remains a key as we balance the need to remain responsive to customers, who are providing reduced order visibility, against increased lead-time requirements from some of our suppliers. We have encountered longer lead times from several of our key suppliers due to increases in their market demand. We are working with these suppliers and our customers to mitigate these effects, but there could be some negative impact for the next quarter or two.
  We reduced our total bank debt by $4.9 million, or 52%, in the fiscal year, from $9.4 million at fiscal year-end August 31, 2008 to $4.5 million at August 31, 2009.
  Our revolving line of credit ($3.6 million at August 31, 2009) is classified as a current liability on our balance sheet. It was reduced $1.0 million in the fourth quarter, financed through positive operating cash flow.
  We paid down accounts payable and other current liabilities by $3.9 million during the fiscal year. Other current liabilities at year-end include $700,000 of customer advance payments that will be paid back in the 12 months beginning December 1, 2009.
  We launched three new products in recent months. The first was the LPR2430 Series of Radio Frequency (RF) transceiver modules, adding to our 802.15.4 wireless sensor networking line of products for original equipment manufacturers (OEMs). The second was the DNT2400, which is the second product in our innovative line of highly configurable, low-cost, long-range frequency hopping spread spectrum (FHSS) modules for OEMs. Subsequent to the end of the fourth quarter, we expanded our low-power RFIC line of products with the addition of the TRC 105 radio in the 300MHz to 510MHz frequency range.
  We continued to upgrade our sales channels with the addition of Jay Stone & Associates to our world-wide sales and distribution network plus strengthening of our central European Sales Channel with the addition of Welotec GmbH.

Product Mix for current and comparative quarter sales were:

Wireless Solutions Group	Q4 FY09	Q3 FY09	Q4 FY08
Cirronet Modules	$1.7 Million	$1.3 Million	$3.2 Million
RFM Virtual Wire® & RFIC	$2.5 Million	$2.3 Million	$2.8 Million
Subtotal	$4.2 Million	$3.6 Million	$6.0 Million

Wireless Components Group
Low-power Components	$0.9 Million	$0.7 Million	$1.5 Million
Filter Products	$1.6 Million	$1.9 Million	$4.1 Million
Frequency Control Modules	$0.8 Million	$0.3 Million	$0.8 Million
Subtotal	$3.3 Million	$2.9 Million	$6.4 Million

Total Sales	$7.5 Million	$6.5 Million	$12.4 Million

Market Diversification for current and comparative quarter sales was:

	Q4 FY09*	Q3 FY09*	Q4 FY08*
Automotive	19%	23%	23%
Consumer	9%	6%	18%
Industrial	30%	32%	25%
Medical	25%	21%	13%
Telecom	8%	12%	14%
Other**	9%	6%	7%

Geographic Diversification for current and comparative quarter sales was:

	Q4 FY09	Q3 FY09	Q4 FY08
North America	53%	50%	44%
Europe	11%	10%	13%
Asia and the rest of the world	36%	40%	43%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment and whose market classification is estimated based upon point-of-sales information provided to the Company by the distributors.

**Other includes the government and those sales through distribution which are not considered material for tracking by market application by RFM’s distributors.

Non-GAAP Financial Measures (EBITDA)

As a supplemental disclosure, we report Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA). While this is a Non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expenses are paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) in accordance with GAAP. Reconciliations of reported net income (loss) to EBITDA will be included in our full earnings release.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, our lenders’ willingness to work with us in structuring credit facilities as needed, maintaining favorable terms of sales with customers and suppliers, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability of materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2008. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-888-661-5182, ask to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-888-203-1112 (pass code 1477424). This replay will be available, through November 3, 2009.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com, click on Investor Relations page, at least 10 minutes prior to the call and log in to ensure web browser compatibility.

RF MONOLITHICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS -UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months		Twelve Months
	Ended August 31,		Ended August 31,
	2009	2008	2009	2008
				(a)

SALES	$7,485	$12,384	$31,984	$54,661
COST OF SALES	4,683	7,816	20,362	34,099
GROSS PROFIT	2,802	4,568	11,622	20,562

OPERATING EXPENSES:
Research and development	831	1,667	3,961	7,101
Sales and marketing	1,142	1,930	5,116	8,403
General and administrative	602	1,068	3,265	4,301
Restructuring and fixed asset impairment	-	538	444	858
Impairment - goodwill and intangibles	-	15,654	1,583	15,654
Total	2,575	20,857	14,369	36,317

INCOME (LOSS) FROM OPERATIONS	227	(16,289)	(2,747)	(15,755)

OTHER INCOME (EXPENSE):
Interest income	-	1	1	17
Interest expense	(159)	(194)	(625)	(707)
Other	2	19	(23)	122
Total	(157)	(174)	(647)	(568)

INCOME (LOSS) BEFORE INCOME TAXES	70	(16,463)	(3,394)	(16,323)
Income tax expense (benefit)	1	(163)	(99)	(125)
INCOME (LOSS) FROM CONTINUING OPERATIONS	69	(16,300)	(3,295)	(16,198)
LOSS FROM DISCONTINUED OPERATIONS	(7)	(3,181)	(157)	(4,691)
NET INCOME (LOSS)	$62	$(19,481)	$(3,452)	$(20,889)

EARNINGS (LOSS) PER SHARE :
Basic from continuing operations	$0.01	$(1.66)	$(0.33)	$(1.68)
Basic from discontinued operations	0.00	(0.33)	(0.02)	(0.49)
Basic	$0.01	$(1.99)	$(0.35)	$(2.17)

Diluted from continuing operations	$0.01	$(1.66)	$(0.33)	$(1.68)
Diluted from discontinued operations	0.00	(0.33)	(0.02)	(0.49)
Diluted	$0.01	$(1.99)	$(0.35)	$(2.17)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	10,016	9,809	9,934	9,627
Diluted	10,756	9,809	9,934	9,627

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.
EBITDA - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(In Thousands)

	Three Months		Twelve Months
	Ended August 31,		Ended August 31,
	2009	2008	2009	2008

Net Loss	$62	$(19,481)	$(3,452)	$(20,889)

Add back:
Interest expense	159	194	625	707

Taxes	1	(163)	(99)	(125)

Depreciation	235	333	1,007	1,309

Amortization:
Patents	69	58	261	195
Intangibles from acquisitions (1)	-	17,872	1,704	18,994
Stock compensation	111	145	443	508
Total amortization	180	18,075	2,408	19,697
(1) Includes impairment
EBITDA	$637	$(1,042)	$489	$699

RF MONOLITHICS, INC.
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands, except par value)
	August 31,	August 31,
	2009	2008
		(a)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$585	$1,254
Trade receivables - net	4,712	8,434
Inventories - net	5,015	9,539
Prepaid expenses and other	315	265
Assets of discontinued operations	36	174
Total current assets	10,663	19,666

PROPERTY AND EQUIPMENT - Net	2,223	3,090
GOODWILL	556	556
INTANGIBLES - Net	369	2,073
OTHER ASSETS - Net	645	902
ASSETS OF DISCONTINUED OPERATIONS	-	79
TOTAL	$14,456	$26,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long term debt - bank	$3,646	$1,333
Current portion of mortgage	60	-
Capital lease obligations - current portion	41	48
Accounts payable - trade	2,169	5,406
Accrued expenses and other current liabilities	1,755	2,073
Liabilities of discontinued operations	-	321
Total current liabilities	7,671	9,181

LONG-TERM DEBT - Less current portion:
Notes payable - bank	-	8,097
Mortgage payable	820	-
Capital lease obligations	55	96
Total long-term debt	875	8,193

DEFERRED TAX LIABILITIES - Net	125	236
Total liabilities	8,671	17,610

STOCKHOLDERS’ EQUITY:
Common stock: $.001 par value, 20,000 shares authorized; 10,018
and 9,812 shares issued in 2009 and 2008, respectively	10	10
Additional paid-in capital	50,531	50,050
Common stock warrants	86	86
Treasury stock, 36 common shares at cost	(227)	(227)
Accumulated deficit	(44,615)	(41,163)
Total stockholders’ equity	5,785	8,756
TOTAL	$14,456	$26,366

(a) Derived from audited financial statements.

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com